Exhibit 99.1

Biocept Announces Pricing of Public Offering of up to 4,925,936 Shares of Common Stock

SAN DIEGO (December 6, 2017) – Biocept, Inc. (NASDAQ: BIOC) (“Biocept” or the “Company”), a leading commercial provider of liquid biopsy tests designed to provide physicians with clinically actionable information to improve the outcomes of cancer patients, today announced that it has priced a best efforts registered public offering of up to an aggregate of 4,925,936 shares of the Company’s common stock at a price to the public of $0.68 per share, which was the closing price of the Company’s common stock on The NASDAQ Capital Market on December 4, 2017.  No warrants to purchase shares of the Company’s common stock will be issued to the investors in connection with the offering.

The offering is expected to close on or about December 7, 2017, subject to satisfaction of customary closing conditions. Net proceeds of the offering, after placement and other fees and estimated expenses payable by Biocept are expected to be approximately $3.0 million. Biocept intends to use the proceeds for working capital and general corporate purposes.

Dawson James Securities, Inc. and WestPark Capital, Inc. acted as placement agents in connection with the offering, with Dawson James Securities, Inc. acting as the lead placement agent.  In connection with the offering, the Company has agreed to issue Dawson James Securities, Inc. a warrant, exercisable beginning in six months, to purchase 246,296 shares of the Company’s common stock with an exercise price equal to $0.85 per share.

The shares of common stock are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-204138), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on May 21, 2015. The securities may be offered only by means of a prospectus.  A final prospectus supplement related to the offering will be filed with the SEC, and will be available at the SEC’s website at www.sec.gov or from Dawson James Securities, Inc. Attention: Prospectus Department, 1 North Federal Highway, 5th Floor, Boca Raton, FL 33432.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Biocept

Biocept, Inc. is a molecular diagnostics company with commercialized assays for lung, breast, gastric, colorectal and prostate cancers, and melanoma.  The Company leverages its proprietary liquid biopsy technology to provide physicians with clinically actionable information for treating and monitoring patients diagnosed with cancer.  Biocept's patented Target Selector™ liquid biopsy technology platform captures and analyzes tumor-associated molecular markers in both circulating tumor cells (CTCs) and in circulating tumor DNA (ctDNA). With thousands of tests performed, the platform has demonstrated the ability to identify cancer mutations and alterations to inform physicians about a patient's disease and therapeutic options. For additional information, please visit www.biocept.com.

Forward-Looking Statements Disclaimer Statement

This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this release are not strictly historical, including without limitation statements as to our ability to close the offering, the net proceeds from the offering, and our intended use of the proceeds from the offering, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our SEC filings. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC, which can be accessed over the Internet at the SEC's website located at www.sec.gov.

Investor Contact:	Media Contact:
LHA Investor Relations	Trevelino/Keller
Jody Cain	Colleen Murphy
Jcain@lhai.com	cmurphy@trevelinokeller.com
310-691-7100	404-214-0722, Ext. 109

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